Exhibit 10.1

April 29, 2021

Michael T. Speetzen

Dear Mike:

On behalf of Polaris Inc. (“Polaris” or “Company”), I am pleased to offer you the position of Chief Executive Officer of Polaris.  This letter will amend certain terms of your employment with Polaris.

I.	Title and Position

Your title is Chief Executive Officer of Polaris reporting to the Board of Directors of Polaris. It is expected that you will be elected to the Board of Directors of Polaris (the “Board”) as soon as practicable after the date hereof.

II.	Base Salary

Effective as of May 1, 2021, your new annual base salary will be $1,035,000 paid bi-weekly, less all applicable withholdings and deductions. Your salary will be reviewed annually, subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”).

In addition, the stipend provided to you pursuant to the terms and conditions of the Employment Offer Letter dated December 21, 2020 by and between you and the Company (the “Interim Offer Letter”) shall be terminated, and cease to be due and payable, effective as of May 1, 2021.

III.	Cash Incentive Compensation

You will be a “A1” Level under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company and the final determination of the Compensation Committee. Notwithstanding your “A1” Level, your target payout for the Senior Executive Annual Incentive Plan will be 120% effective on May 1, 2021, subject to adjustments by the Compensation Committee.

IV.	Long Term Incentive Plan

Your restricted stock units granted to you pursuant to the Interim Offer Letter will continue to be governed by the terms and conditions set forth in the Interim Offer Letter, the applicable award agreement and the terms and conditions of the Amended and Restated Polaris Inc. 2007 Omnibus Incentive Plan, as amended and restated April 30, 2020 (the “Omnibus Plan”). You will continue to be eligible to participate in the Company’s long-term incentive program on terms and conditions to be approved by the Compensation Committee. In addition, subject to your execution of this offer letter, on April 30, 2021 you will be granted an incremental long-term incentive award (the “Incremental LTI Award”) with a grant date fair value of $2,215,000 as determined by the Compensation Committee in its discretion. This Incremental LTI Award will be comprised of the same LTI mix of awards, vesting schedule, performance period and conditions as the standard annual long-term incentive award granted in January 2021 to officers, with 50% stock options, 25% performance-based restricted stock units for the 2021-2023 performance cycle, and 25% time-based restricted stock units. In addition, the Incremental LTI Award will be subject to your execution/acceptance of the applicable grant agreement and the terms and conditions of the Omnibus Plan.

V.	Benefits & Perquisites

You will be eligible to participate in Polaris’ executive-level benefit programs on terms and conditions in effect from time to time. You will also be eligible to participate and receive perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change at any time by the Compensation Committee.

VI.	Severance Agreement

The Severance Agreement dated July 31, 2015 between you and the Company will remain in full force and effect.

VII.	Company Policies

You continue to be subject to the policies and procedures of the Company as in effect from time to time, including without limitation, the Company’s Stock Ownership Guidelines, Insider Trading Policy and Clawback Policy.

Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status.

All components of this offer are contingent on approval of the Compensation Committee and the Board. For clarification and the protection of both you and the Company, this letter, including the exhibits supersedes and replaces the Offer Letter dated July 10, 2015 between you and the Company.  Except as expressly set forth herein, your other existing arrangements with the Company will remain in full force and effect.

Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment.

Very truly yours,

/s/John P. Wiehoff
John P. Wiehoff
Chair of the Board of Directors

Accepted and confirmed on April 29, 2021:

/s/Michael T. Speetzen
Michael T. Speetzen